Exhibit 5.1

1345 AVENUE OF THE AMERICAS, 11th FLOOR

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

December 10, 2024

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Onconetix, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement has been filed to (i) register 1,390,766 shares, par value $0.00001 per share (the “Plan Shares”) of Company common stock to be issued pursuant to the Company’s 2022 Equity Incentive Plan (as amended, the “2022 Plan”), and (ii) serves as a post-effective amendment, pursuant to Rule 429 under the Securities Act, to the Company’s Registration Statements on Form S-8 filed on June 27, 2022 (File No. 333-265843), November 14, 2022 (File No. 333-268357) and February 1, 2024 (File No. 333-276824).

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended as of the date hereof;

(2) the 2022 Plan; and

(3) records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. We have assumed that the Company will not in the future issue or otherwise make unavailable so many shares of its common stock that there are insufficient authorized and unissued shares of common stock for issuance of the shares issuable upon exercise of the options being registered in the Registration Statement.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the 2022 Plan, and the awards agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

/s/ Ellenoff Grossman & Schole LLP

Ellenoff Grossman & Schole LLP